EXHIBIT 31.6
Noble Finance Company, a Cayman Islands company
I, Robert W. Eifler, certify that:
1.I have reviewed this Amendment No. 1 to the annual report on Form 10-K of Noble Finance Company; and
2.Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.

/s/ Robert W. Eifler	April 16, 2021
Robert W. Eifler	Date

President and Chief Executive Officer (Principal Executive Officer) of Noble Finance Company, a Cayman Islands company